Exhibit 10.16

AMENDMENT TO EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL LETTER AGREEMENT

Dear Mark:

This Amendment to Executive Severance and Change in Control Letter Agreement (the “Amendment”) to is made and entered into effective as of December 31, 2018 (the “Amendment Effective Date”) by and between ChannelAdvisor Corporation (“ChannelAdvisor”) and Mark E. Cook (“You”). This Agreement amends the Executive Severance and Change in Control Letter Agreement between You and ChannelAdvisor dated August 31, 2015 (the “Agreement”) effective as of the Amendment Effective Date. Except as expressly provided in this Amendment, the Agreement, as amended by this Amendment, remains in full force and effect. All capitalized terms not defined in this Amendment have the meaning stated in the Agreement.

Section 3 of the Agreement is hereby amended and restated to read as follows:

“3.    Change in Control with No Termination
If there is a Change in Control and Your employment has not been terminated for any reason as of the first anniversary of the Change in Control, then You shall receive one (1) year of acceleration of vesting of all Your Awards that were granted before the Amendment Effective Date and are unvested as of the first anniversary of the Change in Control, with the additional vesting being credited on the first anniversary of the Change in Control.”

Sincerely,
CHANNELADVISOR CORPORATION
/s/ David J. Spitz
David J. Spitz
Chief Executive Officer
Accepted and agreed to by:

/s/ Mark E. Cook
Mark E. Cook